Exhibit 10.23

U.S. Department of Justice

December 10, 2010
Carlos F. Ortiz, Esq.
LeClair Ryan
One Riverfront Plaza
1037 Raymond Boulevard
Sixteenth Floor
Newark, New Jersey 07102
Roy K. McDonald, Esq.
DLA Piper US LLP
555 Mission Street, Suite 2400
San Francisco, California 94105-2933
Re:      RAE Systems Inc.
Dear Gentlemen:
     On the understandings specified below, the United States Department of Justice, Criminal Division, Fraud Section, and the U.S. Attorney’s Office for the Northern District of California (collectively, the “Department”) will not criminally prosecute RAE Systems Inc., and its subsidiaries and affiliates (collectively, “RAE Systems”) for any crimes (except for criminal tax violations, as to which the Department cannot and does not make any agreement) related to RAE Systems’s knowing violations of the internal controls and books and records provisions of the Foreign Corrupt Practices Act (“FCPA”), Title 15, United States Code, Sections 78m(b)(2)(A), 78m(b)(2)(B), 78m(b)(5), and 78ff(a) arising from and related to improper benefits corruptly paid by employees of two joint ventures majority owned and controlled by RAE Systems to foreign officials of departments, agencies, and instrumentalities of the government of the People’s Republic of China (“PRC”), as described in Appendix A attached hereto, which is incorporated herein by reference. The Department enters into this non-prosecution agreement based, in part, on the following factors: (a) RAE Systems’s timely, voluntary, and complete disclosure of the facts described in Appendix A; (b) RAE Systems’s thorough, real-time cooperation with the Department and the U.S. Securities and Exchange Commission (“SEC”); (c) the extensive remedial efforts already undertaken and to be undertaken by RAE Systems; and (d) RAE Systems’s commitment to submit periodic monitoring reports to the Department.
     It is understood that RAE Systems admits, accepts, and acknowledges responsibility for the conduct set forth in Appendix A and agrees not to make any public statement contradicting Appendix A.

     This Agreement does not provide any protection against prosecution for any crimes except as set forth above, and applies only to RAE Systems and not to any other entities except as set forth in this Agreement, including Appendix A, or to any individuals. RAE Systems expressly understands that the protections provided to RAE Systems under this Agreement shall not apply to any acquirer or successor entities unless and until such acquirer or successor formally adopts and executes this Agreement.
     This Agreement shall have a term of three years from the date of this Agreement, except as specifically provided in the following paragraph. It is understood that for the three-year term of this Agreement, RAE Systems shall: (a) commit no crimes whatsoever; (b) truthfully and completely disclose non-privileged information with respect to the activities of RAE Systems, its officers and employees, and others concerning all matters about which the Department inquires of it, which information can be used for any purpose, except as otherwise limited in this Agreement; and (c) bring to the Department’s attention all criminal conduct by, or criminal investigations of, RAE Systems or any of its employees, that comes to the attention of RAE Systems or its senior management, as well as any administrative proceeding or civil action brought by any governmental authority that alleges fraud by or against RAE Systems.
     Until the date upon which all investigations and prosecutions arising out of the conduct described in this Agreement are concluded, whether or not they are concluded within the three-year term specified in the preceding paragraph, RAE Systems shall: (a) cooperate fully with the Department, the Federal Bureau of Investigation, the SEC, and any other law enforcement agency designated by the Department; (b) assist the Department in any investigation or prosecution arising out of the conduct described in this Agreement by providing logistical and technical support for any meeting, interview, grand jury proceeding, or any trial or other court proceeding; (c) use its best efforts promptly to secure the attendance and truthful statements or testimony of any officer, agent, or employee at any meeting or interview or before the grand jury or at any trial or other court proceeding; and (d) provide the Department, upon request, all non-privileged information, documents, records, or other tangible evidence about which the Department or any designated law enforcement agency inquires.
     It is understood that RAE Systems has agreed to pay a monetary penalty of $1,700,000. RAE Systems agrees to pay this sum to the United States Treasury within ten days of executing this Agreement. RAE Systems acknowledges that no tax deduction may be sought in connection with this payment.
     It is understood that RAE Systems will strengthen its compliance, bookkeeping, and internal controls standards and procedures, as set forth in Appendix B. It is further understood that RAE Systems will report periodically to the Department regarding its compliance with this Agreement, as set forth in Appendix C.
     It is understood that, if the Department in its sole discretion determines that RAE Systems has committed any crimes after signing this Agreement, that RAE Systems has given false,

incomplete, or misleading testimony or information at any time, or that RAE Systems has otherwise violated any provision of this Agreement, RAE Systems shall thereafter be subject to prosecution for any violation of federal law of which the Department has knowledge, including perjury and obstruction of justice. Any such prosecution that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against RAE Systems, notwithstanding the expiration of the statute of limitations between the signing of this Agreement and the expiration of the term of this agreement plus one year. Thus, by signing this Agreement, RAE Systems agrees that the statute of limitations with respect to any prosecution that is not time-barred on the date that this Agreement is signed shall be tolled for the term of this Agreement plus one year.
     It is understood that, if the Department in its sole discretion determines that RAE Systems has committed any crime after signing this Agreement, that RAE Systems has given false, incomplete, or misleading testimony or information at any time, or that RAE Systems has otherwise violated any provision of this Agreement: (a) all statements made by RAE Systems to the Department or other designated law enforcement agents, including Appendix A hereto, and any testimony given by RAE Systems before a grand jury or other tribunal, whether prior or subsequent to the signing of this Agreement, and any leads from such statements or testimony, shall be admissible in evidence in any criminal proceeding brought against RAE Systems; and (b) RAE Systems shall assert no claim under the United States Constitution, any statute, Rule 410 of the Federal Rules of Evidence, or any other federal rule that such statements or any leads therefrom arc inadmissible or should be suppressed. By signing this Agreement, RAE Systems waives all rights in the foregoing respects.
     It is further understood that this Agreement does not bind any federal, state, local, or foreign prosecuting authority other than the Department. The Department will, however, bring the cooperation of RAE Systems to the attention of other prosecuting and investigative offices, if requested by RAE Systems.
     It is further understood that RAE Systems and the Department may disclose this Agreement to the public.
With respect to this matter, from the date of execution of this Agreement forward, this Agreement supersedes all prior, if any, understandings, promises, and/or conditions between the Department and RAE Systems. No additional promises, agreements, or conditions have been entered into other than those set forth in this Agreement and none will be entered into unless in writing and signed by all parties.

APPENDIX A
STATEMENT OF FACTS
     This Statement of Facts is incorporated by reference as part of the non-prosecution agreement, dated December 10, 2010, between the United States Department of Justice, Criminal Division, Fraud Section, the U.S. Attorney’s Office for the Northern District of California (collectively, the “Department”), and RAE Systems Inc. and its subsidiaries and affiliates (collectively, “RAE Systems” or the company). The Department and RAE Systems agree that the following facts are true and correct:
I.	Background
     1. RAE Systems is a Delaware corporation headquartered in San Jose, California. During the relevant period, RAE Systems’s common stock was registered pursuant to Section l2(g) of the Securities Exchange Act of 1934 (“Exchange Act”) and was listed on the New York Stock Exchange (NYSE Amex: RAE). RAE Systems filed periodic reports with the Securities and Exchange Commission (“SEC”) pursuant to Section 13 of the Exchange Act. Accordingly, RAE Systems was an “issuer” within the meaning of the Foreign Corrupt Practices Act (“FCPA”), Title 15, United States Code, Sections 78dd-1 and 78m(b)(2). RAE Systems was first listed on the NYSE on June 23, 2000, and remains listed on the NYSE.
     2. RAE Systems developed and manufactured rapidly deployable, multi-sensor chemical and radiation detection monitors and networks for the global market. Between 2005 and 2008, RAE Systems had between 678 and 1,324 full-time employees. During the relevant period, the company had significant operations in the People’s Republic of China (“PRC”), which were organized under a holding company called RAE Asia, headquartered in Hong Kong. RAE Systems sold products and services in mainland PRC primarily through two second-tier subsidiaries organized as joint ventures with local Chinese entities.
     3. One of the joint ventures, known as RAE-KLH (Beijing) Co., Limited (“RAE-KLH”), was headquartered in Beijing, PRC. RAE Systems acquired a 64% stake in RAE-KLH in 2004. In June 2006, RAE Systems negotiated the purchase of an additional 32% stake in RAE-KLH, for a total ownership stake of approximately 96%. Today, RAE-KLH remains a joint venture, with its former sole owner owning 4% of the stock. Throughout the relevant time period, RAE-KLH’s financial results were included in the consolidated financial statements that RAE Systems filed with the SEC.
     4. RAE Systems also owned a 70% interest in a joint venture known as RAE Coal Mine Safety Instruments (Fushun) Co., Ltd. (“RAE Fushun”), based in Fushun, Liaoning Province, PRC. RAE Fushun sold a wide range of portable and fixed-use safety products, primarily for use in the Chinese coal mining industry. RAE Systems purchased its interest in the RAE Fushun joint venture in December 2006. The other 30% was owned by a coal industry group. Throughout the relevant time period, RAE Fushun’s financial results were included in the consolidated financial statements that RAE Systems filed with the SEC.
II.	RAE Systems’s Government Customers in China
     5. A significant number of RAE-KLH’s and RAE Fushun’s customers were PRC government departments and bureaus and large state-owned agencies and instrumentalities.
     6. The Lanzhou City Honggu Mining Safety Bureau, for example, was a government customer. Other government clients included regional fire departments, emergency response departments, and entities under the supervision of the provincial environmental agency, among others. Accordingly, officers and employees of a significant number of RAE-KLH’s and RAE Fushun’s customers were “foreign officials” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-l(f)(l)(A).
III.	RAE Systems’s Knowing Failure to Implement Systems of Effective Internal Controls at RAE-KLH and RAE Fushun Post Closing
     7. RAE’s due diligence prior to its joint venture with KLH identified KLH’s principal clients as the PRC government and PRC owned and controlled agencies and instrumentalities. RAE’s due diligence further indicated that it was important for KLH to keep excellent relationships with those government officials.
     8. As par of its due diligence investigation, a report was prepared and submitted to the RAE Systems’s Board of Directors. The report concluded that relying on the current structure and leadership would be efficient, “[b]ut to some extent it may lack of [sic] internal control.” The report went on to make troubling findings:
As the important clients are those related to the government, it is very important for the company to keep very good relationship [sic] with those government people. In normal practice, KLH will determine its internal product price, the salesmen can negotiate the price with the client based on that and can take away the difference between the internal product price and the final sales price as commission. It is the salesmen, not the company, who will decide the [sic] whether and how much amount of the commission they should give to the clients. The salesmen didn’t get the commission in cash directly, but instead they get the cash by provide [sic] different acceptable invoices. These invoices will then be used as original supporting documents for accounting records. They are recorded as different expenses in the financial statements. To some extent, the financial statements have been distorted by these commissions [sic].
With the change of market regulations in China, the government influence will be less important, there is a challenge as to whether KLH could still keep these clients. Although KLH let the salesmen to deal with the kickback, still they are the employees of the company and they represent the company in the transaction.
     9. Under another heading entitled “Kickbacks,” another report stated:
In the management accounts, there is no a [sic] separate account to record kickbacks. As per discussion with the accounting manager and the administration manager, we were informed that kickbacks were calculated on the sales value and collection performance and these kickbacks were paid directly to salesmen by reimbursement on variety invoices. How to allocate these kickbacks in the management accounts is determined on which kind of invoices provided by the salesmen, i.e. if the salesmen provides [sic] meal invoices, it will be charged to meal expense or if the salesmen provides transportation invoices, will be charged to transportation expense and so on. In the practice, KLH doesn’t provide the kickback directly to those customers, but through the salesmen. Salesmen arrange these kickbacks directly to customers of whom they take charge. Due to the fact that it is a confidential business practice, we could not obtain the supplemental records for those kickbacks.
     10. In May 2004, a RAE Systems employee from the United States met with KLH personnel, and following her inspection of KLH operations, the RAE Systems employee reported to high-ranking executives at RAE Systems that they “discussed the sales commission/incentive structure, under table greasing to get deals regardless if profitable/collectible or not, kosher or not etc. KLH sales team is good at and used to selling cycle that is highly dependent on ‘guanxi’ — whatever it takes to spec and close deal. . . .” The RAE Systems employee continued:
They said openly the “travel&entertainment” expense incurred is essential to build relationship/guanxi and commonly practiced by all and thus, somewhat gray and therefore, can be rationalizable [sic] as not “illegal.” If you want them to be aggressive and grow business per goals set, they will do whatever it takes. To draw boundary limits, our goals have to be clearly articulated as “clean, profitable sales orders/revenue ie “cager” metrics of both top line and bottom line, not just market share and growth terms — this will be a challenge to change their business operational models to be more transparent.

The employee then turned to a discussion about implementing a compliance program, cautioning that implementing an effective compliance program could hurt sales:
It will be a challenge to restructure because it changes the way they have been “successful” and rewarded in the past. As you know, KLH sales guy (sic) behave/get compensated as distributors and get “discretionary discount structure” (any residual = compensation to keep or to dispense as they see fit to close deal. To kill the sales model that has worked for them all these years is to kill the JV deal value or hurt sales momentum.
So we need to tread carefully in designing something halfway that won’t choke the sales engine and cause a distraction for the sales guys. We knew this risk all along and have accepted it upon entering the JV deal.
     11. Not long after, the employee stated to a high-ranking RAE Systems executive in the United States that “at the minimum we evidence we told them [about the FCPA], spell out in JV contract which we did and that’s all we can do.” In response, the high-ranking RAE Systems executive responded, “We can either increase cost or follow local practices with board blessing and knowing how much risk we are taking.”
     12. Two months later, following acquisition of RAE- KLH, the employee reiterated to the high-ranking RAE Systems executive that implementing an effective systems of internal controls would hurt business:
KLH does not have internal controls in the context of the western world and we canNOT forcefit [sic] with U.S. practices and expect [sic] done overnight at that.
* * *
Plus, the current sales model/cycle (sales guys act as distributors, heavily dependent on relationships to sell, incentive scheme, sales guy is AR [accounts receivable] and collection management) is the heart of what makes KLH tick so if you do major surgery too quick, the patient will die, whole acquisition value falls apart real quick. . . .so we need to be careful how we say what needs to be said to RAE BOD.
     13. Following these exchanges, RAE Systems personnel did provide some FCPA training to RAE-KLH personnel and did tell RAE-KLH personnel to stop paying bribes and providing other improper benefits, but such steps were half-measures. RAE Systems did not impose sufficient internal controls or make sufficient changes to high-risk practices, such as sales personnel obtaining cash advances. Indeed, in the middle of 2006, the former manager of RAE-KLH, who had recently been terminated for reasons unrelated to corruption, emailed certain members of RAE Systems’s senior management at its U.S. headquarters. In this email, the manager reported that RAE-KLH had been entering into certain arrangements to hide the fact that it had been paying bribes to government officials for the purposes of retaining or obtaining business. Once again, RAE Systems’s senior management directed that such arrangements should stop, but there was no effective efforts made to actually stop this practice. In fact, while RAE Systems’s financial controller in China was directed to perform an internal audit to provide findings and to recommend how to keep such issues from occurring in the future, he never provided any findings or recommendations on these issues.
     14. RAE Systems did not conduct pre-acquisition corruption due diligence of RAE Fushun. Given RAE Systems’s experience with KLH described above, the high-risk nature of the location, and the existence of numerous government customers, pre-acquisition corruption-focused due diligence was merited. Indeed, as was later confirmed, improper business practices had occurred at RAE Fushun before the acquisition and continued post-acquisition, as RAE Systems failed to implement an effective system of internal controls at RAE Fushun.

     15. In light of the foregoing facts and circumstances, RAE Systems knowingly failed to implement a system of effective internal accounting controls at RAE-KLH and RAE Fushun sufficient to provide reasonable assurances that: (i) transactions were executed in accordance with management’s general or specific authorization; (ii) transactions were recorded as necessary to (I) permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (II) maintain accountability for assets; (iii) access to assets were permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets was compared with the existing assets at reasonable intervals, and appropriate action taken with respect to any differences.
IV.	Lack of Effective Internal Accounting Controls Permitted Improper Payments to Continue at RAE-KLH and RAE Fushun After Acquisition
     16. RAE-KLH and RAE Fushun primarily utilize a direct sales force for their sales operations in mainland China.
     17. The direct sales representatives at RAE- KLH and RAE Fushun historically financed their sales activities and sales-related travel throughout mainland China using cash advances and reimbursements. RAE-KLH and RAE Fushun each had policies and procedures for cash advances and reimbursements requiring different levels of management approval depending on the amount of money the salesperson sought to have advanced or reimbursed. Finance staff generally did not question the propriety of cash advance or reimbursement requests that appeared to have the requisite management approvals.
     18. In order to write off sales expenses for tax accounting purposes, both RAE-KLH and RAE Fushun required sales representatives to obtain government-issued tax receipts (known as “fapiao”) for all sales expenses. When fapiao were unavailable or insufficient to cover the expenses incurred, salespeople from both RAE-KLH and RAE Fushun often submitted “substitute” fapiao, that is, fapiao that were genuine but that were not issued for the specific expense incurred. As a result, the records of cash advances and reimbursements at both RAE-KLH and RAE Fushun often lacked adequate support for the purported business purpose.
A.	RAE-KLH
     19. From 2004 through 2008, certain sales representatives at RAE-KLH used cash advances and reimbursements for improper purposes, including the corrupt giving of gifts and paying for entertainment, as well as direct or indirect payments, to customers. Some customers who received gifts, money, or entertainment from RAE- KLH sales representatives were foreign officials who worked at the agencies, instrumentalities, and departments of the PRC government that were RAE-KLH’s customers. The expenditures were made as part of corrupt efforts to obtain or retain business from those entities. The gifts provided included, among other things, a notebook computer for the son of the deputy director of a state-owned chemical plant as part of efforts to obtain business from that entity.
     20. In 2006 and 2007, RAE-KLH made payments under two contracts with a purported consultant located in Beijing, China. The 2006 contract purported to be for technical services rendered in connection with a single government-affiliated oil project contract, for which RAE-KLH paid RMB 688,000 (approximately $86,195). Some or all of the payments under the 2006 contract were funneled to officials of a state-owned enterprise doing business in the Dagang Oil Field.
     21. Under the second contract purporting to be for general consulting services throughout the 2007 calendar year, RAE-KLH paid a total of RMB 2 million (approximately $262,564). Some or all of the money for these alleged consulting services was improperly used to help RAE-KLH obtain or retain business from customers, including large state-owned enterprises and government departments, by directly and indirectly making payments and providing things of value to foreign officials.
B.	RAE Fushun
     22. From 2007 though 2008, certain sales representatives at RAE Fushun used cash advances and reimbursements for improper purposes including the corrupt giving of gifts and paying for entertainment, as well as making direct or indirect payments, to officers and employees of customers. Some who received gifts, money, or entertainment from RAE Fushun sales representatives were foreign officials who worked at the agencies, instrumentalities, and departments of the PRC government that were RAE Fushun’s customers. The expenditures were made as part of corrupt efforts to obtain or retain business from those entities. These gifts to certain officials of state-owned enterprises and government departments included, among other things, a variety of luxury items, such as jade, fur coats, kitchen appliances, business suits, and high-priced liquor.
V.	Lack of Effective Internal Controls and Continued Improper Payments Led to Inaccurate Books and Records
     23. The above-described payments identified by RAE Systems were typically recorded on the books of RAE-KLH and RAE Fushun as “business fees” or “travel and entertainment” (“T&E”) expenses. They appear to have been classified for U.S. Generally Accepted Accounting Principles (“GAAP”) purposes as T&E expenses.
     24. During the relevant time period, both RAE-KLH and RAE Fushun had internal accounting staff that maintained records for each respective subsidiary. The accounting staff at both RAE-KLH and RAE Fushun were required to make certain periodic adjustments to conform their financials with U.S. GAAP standards. They then provided those conformed numbers to the U.S.

accounting staff for integration into the consolidated financials for U.S. reporting purposes. As such, during the relevant time period, RAE-KLH and RAE Fushun’s respective financial results were included in the consolidated financial statements that RAE Systems filed with the SEC.
     25. As an issuer, RAE Systems was — and is — required, among other things, to make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflected the transactions and dispositions of the assets of the issuer. RAE Systems was aware that RAE-KLH and RAE Fushun were failing to properly classify the above-described payments in their respective books, records, and accounts, and thus, RAE Systems knowingly permitted its books, records, and accounts to be falsified.

APPENDIX B
CORPORATE COMPLIANCE PROGRAM
     In order to address any deficiencies in its internal controls, policies, and procedures regarding compliance with the Foreign Corrupt Practices Act (“FCPA”), Title 15, United States Code, Sections 78dd-1, et seq., and other applicable anti-corruption laws, RAE Systems Inc., and its subsidiaries (collectively, “RAE Systems” or the “company”) agree to continue to conduct, in a manner consistent with all of its obligations under this Agreement, appropriate reviews of its existing internal controls, policies, and procedures.
     Where necessary and appropriate, RAE Systems agrees to adopt new or to modify existing internal controls, policies, and procedures in order to ensure that it maintains: (a) a system of internal accounting controls designed to ensure that RAE Systems makes and keeps fair and accurate books, records, and accounts; and (b) a rigorous anti-corruption compliance code, standards, and procedures designed to detect and deter violations of the FCPA and other applicable anti-corruption laws. At a minimum, this should include, but not be limited to, the following elements to the extent they are not already part of the company’s existing internal controls, policies, and procedures:
     1. RAE Systems will develop and promulgate a clearly articulated and visible corporate policy against violations of the FCPA, including its anti-bribery, books and records, and internal controls provisions, and other applicable foreign law counterparts (collectively, the “anti-corruption laws,”), which policy shall be memorialized in a written compliance code.
     2. RAE Systems will ensure that its senior management provide strong, explicit, and visible support and commitment to its corporate policy against violations of the anti-corruption laws and its compliance code.

     3. RAE Systems will develop and promulgate compliance standards and procedures designed to reduce the prospect of violations of the anti-corruption laws and RAE Systems’s compliance code, and RAE Systems will take appropriate measures to encourage and support the observance of ethics and compliance standards and procedures against foreign bribery by personnel at all levels of the company. These anti-corruption standards and procedures shall apply to all directors, officers, and employees and, where necessary and appropriate, outside parties acting on behalf of RAE Systems in a foreign jurisdiction, including but not limited to, agents and intermediaries, consultants, representatives, distributors, teaming partners, contractors and suppliers, consortia, and joint venture partners (collectively, “agents and business partners”), to the extent that agents and business partners may be employed under RAE Systems’s corporate policy. RAE Systems shall notify all employees that compliance with the standards and procedures is the duty of individuals at all levels of the company. Such standards and procedures shall include policies governing:
          a. gifts;
          b. hospitality, entertainment, and expenses;
          c. customer travel;
          d. political contributions;
          e. charitable donations and sponsorships;
          f. facilitation payments; and
          g. solicitation and extortion.
     4. RAE Systems will develop these compliance standards and procedures, including internal controls, ethics, and compliance programs on the basis of a risk assessment addressing the individual circumstances of the company, in particular the foreign bribery risks facing the company, including, but not limited to, its geographical organization, interactions with various types and levels of government officials, industrial sectors of operation, involvement in joint venture arrangements, importance of licenses and permits in the company’s operations, degree of governmental oversight and inspection, and volume and importance of goods and personnel clearing through customs and immigration.
     5. RAE Systems shall review its anti-corruption compliance standards and procedures, including internal controls, ethics, and compliance programs, no less than annually, and update them as appropriate, taking into account relevant developments in the field and evolving international and industry standards, and update and adapt them as necessary to ensure their continued effectiveness.
     6. RAE Systems will assign responsibility to one or more senior corporate executives of RAE Systems for the implementation and oversight of RAE Systems’s anti-corruption policies, standards, and procedures. In addition to any other direct reporting required by the company, such corporate official(s) shall have direct reporting obligations to independent monitoring bodies, including internal audit, RAE Systems’s Board of Directors, or any appropriate committee of the Board of Directors, and shall have an adequate level of autonomy from management as well as sufficient resources and authority to maintain such autonomy.
     7. RAE Systems will ensure that it has a system of financial and accounting procedures, including a system of internal controls, reasonably designed to ensure the maintenance of fair and accurate books, records, and accounts to ensure that they cannot be used for the purpose of foreign bribery or concealing such bribery.

     8. RAE Systems will implement mechanisms designed to ensure that its anti-corruption policies, standards, aid procedures are effectively communicated to all directors, officers, employees, and, where appropriate, agents and business partners. These mechanisms shall include: (a) periodic training for all directors, officers, and employees, and, where necessary and appropriate, agents and business partners; and (b) annual certifications by all such directors, officers, and employees, and, where necessary and appropriate, agents, and business partners, certifying compliance with the training requirements.
     9. RAE Systems will maintain, or where necessary establish, an effective system for:
          a. Providing guidance and advice to directors, officers, employees, and, where appropriate, agents and business partners, on complying with RAE Systems’s anti-corruption compliance policies, standards, and procedures, including when they need advice on an urgent basis or in any foreign jurisdiction in which the company operates;
          b. Internal and, where possible, confidential reporting by, and protection of, directors, officers, employees, and, where appropriate, agents and business partners, not willing to violate professional standards or ethics under instructions or pressure from hierarchical superiors, as well as for directors, officers, employee, and, where appropriate, agents and business partners, willing to report breaches of the law or professional standards or ethics concerning anti-corruption occurring within the company, suspected criminal conduct, and/or violations of the compliance policies, standards, and procedures regarding the anti-corruption laws for directors, officers, employees, and, where necessary and appropriate, agents and business partners; and
          c. Responding to such requests and undertaking appropriate action in response to such reports.

     10. RAE Systems will institute appropriate disciplinary procedures to address, among other things, violations of the anti-corruption laws and RAE Systems’s anti-corruption compliance code, policies, and procedures by RAE Systems’s directors, officers, and employees. RAE Systems shall implement procedures to ensure that where misconduct is discovered, reasonable steps are taken to remedy the harm resulting from such misconduct, and to ensure that appropriate steps are taken to prevent further similar misconduct, including assessing the internal controls, ethics, and compliance program and making modifications necessary to ensure the program is effective.
     11. To the extent that the use of agents and business partners is permitted at all by RAE Systems, it will institute appropriate due diligence and compliance requirements pertaining to the retention and oversight of all agents and business partners, including:
          a. Properly documented risk-based due diligence pertaining to the hiring and appropriate and regular oversight of agents and business partners;
          b. Informing agents and business partners of RAE Systems’s commitment to abiding by laws on the prohibitions against foreign bribery, and of RAE Systems’s ethics and compliance standards and procedures and other measures for preventing and detecting such bribery; and
          c. Seeking a reciprocal commitment from agents and business partners.
     12. Where necessary and appropriate, RAE Systems will include standard provisions in agreements, contracts, and renewals thereof with all agents and business partners that are reasonably calculated to prevent violations of the anti-corruption laws, which may, depending upon the circumstances, include: (a) anti-corruption representations and undertakings relating to compliance with the anti-corruption laws; (b) rights to conduct audits of the books and records of the agent or business partner to ensure compliance with the foregoing; and (c) rights to terminate an agent or business partner as a result of any breach of anti-corruption laws, and regulations or representations and undertakings related to such matters.
     13. RAE Systems will conduct periodic review and testing of its anti-corruption compliance code, standards, and procedures designed to evaluate and improve their effectiveness in preventing and detecting violations of anti-corruption laws and RAE Systems’s anti-corruption code, standards and procedures, taking into account relevant developments in the field and evolving international and industry standards.

APPENDIX C
CORPORATE COMPLIANCE REPORTING
     1. RAE Systems Inc. (“RAE Systems”) agrees that it will report periodically, at no less than 12-month intervals, in accordance with the schedule described in Paragraph 3 below, during the three-year term of this Agreement, to the United States Department of Justice, Criminal Division, Fraud Section, and the U.S. Attorney’s Office for the Northern District of California (collectively, the “Department”) regarding remediation and implementation of the compliance program and internal controls, policies, and procedures described in Appendix B.
     2. Should RAE Systems discover credible evidence, not already reported to the Department, that questionable or corrupt payments or questionable or corrupt transfers of property or interests may have been offered, promised, paid, or authorized by any RAE Systems entity or person, or any entity or person working directly for RAE Systems, or that related false books and records have been maintained, RAE Systems shall promptly report such conduct to the Department.
     3. During the three-year term of this Agreement, RAE Systems shall: (1) conduct an initial review and prepare an initial report, and (2) conduct and prepare two follow-up reviews and reports, as described below:
          a. By no later than May 1, 2011, RAE Systems shall issue a written report covering calendar year 2010 and setting forth a complete description of its remediation efforts to date, its proposals reasonably designed to improve the policies and procedures of RAE Systems for ensuring compliance with the FCPA and other applicable anticorruption laws, and the parameters of the subsequent reviews. The report shall be transmitted to Deputy Chief — FCPA Unit, Fraud Section, Criminal Division, U.S. Department of Justice, 1400 New York Avenue, N.W., Bond

Building, Fourth Floor, Washington, D.C. 20005. RAE Systems may extend the time period for issuance of the report with prior written approval of the Department.
          b. RAE Systems shall undertake two follow-up reviews, incorporating any comments provided by the Department on its initial review and report, to further monitor and assess whether the policies and procedures of RAE Systems are reasonably designed to detect and prevent violations of the FCPA and other applicable anticorruption laws.
          c. The first follow-up review and report shall be completed by no more than one-year after the initial review. The second follow-up review and report shall be completed by no more than one-year after the completion of the first follow-up review.
          d. RAE Systems may extend the time period for submission of the follow-up reports with prior written approval of the Department.